Exhibit 99.1

For Immediate Release
Media Contact
Carl Palmer
 (949) 234-1999
cpalmer@seychelle.com

Seychelle's Announces Earnings Up 173% for FY 16 ended February 29, 2016 Over Prior Year. EPS was up from ($0.04) to $0.05 but not higher because the NOL has been used up, with the Company paying higher income taxes and a lawsuit settlement expense.

In addition to Sri Lanka, Seychelle has added India/South Korea/Philippines as territories for the new World Advanced Filter Product to make filter-only sales where water is not disinfected. We plan to initially sell our advanced filter products and ultimately move to filter only.

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) June 16, 2016 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle or the Company) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.

For the Fiscal Year ended February 29, 2016, Revenue was $10,910,067 compared to $4,305,205 in the prior year, an increase of $6,604,862 (+153%). In addition, Net Income of $1,032,941 was an increase of $2,438,849 (+173%) compared to the prior year's Net Loss of ($1,405,908). The Company incurred $308,000 during the fiscal year related to a lawsuit settlement. We anticipate no further costs in the subsequent year related to that lawsuit.

Q1 FY 17 Guidance is for a decrease in sales and net income versus the prior year Q1 in FY 16.

Based on our sales history with a limited number of customers of the new pH20 product line, with both pitchers and bottles which increases the alkalinity of tap water to between 8.0 and up to 9.5 pH, , we plan to aggressively expand this new product line to our other customers due to its profitability to the Company.

Other new products include the new pocket pump and the standard pump for home, travel and disaster preparedness.

Finally we anticipate that the new World Advanced Filter Product will also substantially enhance our sales effort due to its profitability as well. To support this new product we will help source the bottle and cap. We plan to add Exclusive Sales Agents and Exclusive Distributors around the world including Sri Lanka, India, South Korea, and the Philippines and to ultimately maximize shareholder value with this product.

"Dedicated to improving the quality of life through the quality of our drinking water."

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.